R.J. REYNOLDS TOBACCO HOLDINGS, INC.
401 North Main Street
Winston-Salem, NC 27107

October 27, 2003

The Bank of New York
101 Barclay Street, Floor 12W
New York, NY 10286
Attention: Stock Transfer Administration

Re: Amendment No. 3 to Rights Agreement

Ladies and Gentlemen:

     Pursuant to Section 27 of the Rights Agreement, dated as of May 17, 1999, as amended (the “Rights Agreement”), between R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation (the “Company”), and The Bank of New York, a New York banking corporation, as rights agent, the Company, by resolution adopted by its Board of Directors, hereby amends, and directs the Rights Agent to amend, the Rights Agreement as follows:

     1.     The definition of “Expiration Date” contained in Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

"'Expiration Date’ means the earliest of (i) the Close of business on the Final Expiration Date, (ii) the time at which the Rights are redeemed as provided in Section 23, (iii) the time at which all exercisable Rights are exchanged as provided in Section 24, and (iv) immediately prior to the Effective Time (as defined in the Business Combination Agreement).”

     2.     Section 1 of the Rights Agreement is hereby amended by adding the following new definition immediately prior to the definition of “Business Day:”

"'Business Combination Agreement’ means the Business Combination Agreement, dated as of October 27, 2003, between Brown & Williamson Tobacco Corporation, a Delaware corporation (“B&W”), and the Company, as the same may be amended from time to time.”

     3.     Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of that Section:

“Notwithstanding anything in this Agreement to the contrary, (a) neither B&W nor any of its Affiliates or Associates is or will become an Acquiring Person by reason of the approval, execution or delivery of any Transaction Agreement (as

The Bank of New York
October 27, 2003

defined in the Business Combination Agreement), the approval or consummation of the Merger or any other Transaction (each as defined in the Business Combination Agreement), and (b) none of a Distribution Date, a Triggering Event, Section 11(a)(ii) Event, Section 13 Event or Stock Acquisition Date shall occur by reason of or as a result of the approval, execution or delivery of any Transaction Agreement or the approval or consummation of the Merger or any other Transaction.”

     4.     The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment No. 3 to the Rights Agreement, but shall remain in full force and effect.

     5.     Capitalized terms used without other definition in this Amendment No. 3 to the Rights Agreement shall be used as defined in the Rights Agreement.

     6.     This Amendment No. 3 to the Rights Agreement shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York.

     7.     This Amendment No. 3 to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

     8.     This Amendment No. 3 to the Rights Agreement shall be effective as of, and immediately prior to, the execution and delivery of the Business Combination Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

     9.     Exhibit B to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment No. 3 to the Rights Agreement.

[Signatures appear on following page.]

The Bank of New York
October 27, 2003

Very truly yours,

R. J. REYNOLDS TOBACCO HOLDINGS, INC.

		By:	/s/ Andrew J. Schindler
			Name: Title:	Andrew J. Schindler Chairman of the Board, President and Chief Executive Officer

Accepted and agreed to as of the effective time specified above:

THE BANK OF NEW YORK

By:	/s/ Sandra Brown Name: Sandra Brown
Title: Assistant Vice President